EXHIBIT 99.1

Worthington Reports Fourth Quarter Fiscal 2021 Results

COLUMBUS, Ohio, June 23, 2021 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $978.3 million and net earnings of $113.6 million, or $2.15 per diluted share, for its fiscal 2021 fourth quarter ended May 31, 2021. In the fourth quarter of fiscal 2020, the Company reported net sales of $611.6 million and net earnings of $16.2 million, or $0.29 per diluted share. Results in both the current and prior year quarters were impacted by certain unique items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	4Q 2021		4Q 2020
	After-Tax	Per Share	After-Tax	Per Share
Net earnings	$113.6	$2.15	$16.2	$0.29
Impairment and restructuring charges	10.9	0.20	11.0	0.20
Incremental expenses related to Nikola gains	(1.1)	(0.02)	-	-
Adjusted net earnings	$123.4	$2.33	$27.2	$0.49

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	4Q 2021	4Q 2020	12M 2021	12M 2020
Net sales	$978.3	$611.6	$3,171.4	$3,059.1
Operating income	110.5	6.3	167.5	22.5
Equity income	42.4	17.3	123.3	114.8
Net earnings	113.6	16.2	723.8	78.8
Earnings per diluted share	$2.15	$0.29	$13.42	$1.41

“We had an exceptional fiscal 2021 generating record fourth quarter and annual earnings per share,” said Andy Rose, President and CEO.  “While we benefitted from rising steel prices, we also saw robust demand across most of our businesses and joint ventures.  I am very pleased with the way our teams executed this past year coming out of the pandemic, and I want to thank all of our employees for their hard work and continuing commitment to making the Company better and growing earnings for our shareholders.”

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2021 were $978.3 million compared to $611.6 million, an increase of 60% over the comparable quarter in the prior year. The increase was driven by overall volume improvements in both Steel Processing and Pressure Cylinders and higher average direct selling prices in Steel Processing.

Gross margin increased $136.3 million over the prior year quarter to $226.1 million, primarily due to improved direct spreads in Steel Processing and the impact of higher overall volumes.

Operating income for the current quarter was $110.5 million, an increase of $104.1 million over the prior year quarter. The impact of higher gross margin was partially offset by higher SG&A expense, which was up $32.1 million, mostly due to higher profit sharing and bonus expense resulting from the significant increase in earnings.

Interest expense was $7.7 million in the current quarter, compared to $7.5 million in the prior year quarter. The increase was due primarily to higher average debt levels.

Equity income from unconsolidated joint ventures increased $25.1 million over the prior year quarter to $42.4 million on higher contributions from all joint ventures. The Company received cash distributions of $25.5 million from unconsolidated joint ventures during the quarter.

Income tax expense was $27.4 million in the current quarter compared to $5.8 million in the prior year quarter. The increase was driven by higher pre-tax earnings, partially offset by a discrete tax benefit realized in connection with the sale of the Company’s liquified petroleum gas (LPG) fuel storage business in Poland.   Tax expense in the current quarter reflects an annual effective rate of 19.6% compared to 25.1% for the prior year.

Balance Sheet

At quarter-end, total debt of $710.5 million was relatively consistent with debt at February 28, 2021, and the Company had $640.3 million of cash.

Quarterly Segment Results

Steel Processing’s net sales totaled $655.2 million, up 100%, or $327.0 million, over the comparable prior year quarter when COVID-19 related shutdowns significantly reduced demand. The increase in net sales was driven by higher average direct selling prices and higher volume. Operating income of $94.3 million was $96.1 million higher than the loss in the prior year quarter on improved direct spreads and the impact of higher volume. Direct spreads benefited from significant inventory holding gains, estimated to be $50.5 million in the current quarter compared to $0.6 million in the prior year quarter. The mix of direct versus toll tons processed was 48% to 52% in the current quarter, compared to 45% to 55% in the prior year quarter.

Pressure Cylinders’ net sales totaled $323.1 million, up 14%, or $40.2 million, over the comparable prior year quarter due to higher volumes in both the consumer and industrial products businesses. Operating income of $13.0 million was $0.5 million less than the prior year quarter. Excluding impairment and restructuring charges, operating income was up $9.3 million over the prior year quarter to $31.1 million, driven by higher volumes combined with the impact of divestitures of underperforming businesses completed earlier in the fiscal year.

Recent Developments

  On March 12, 2021, the Company sold its Structural Composites Industries, LLC business located in Pomona, California to Luxfer Holdings PLC. The Company received net proceeds of $19.1 million, resulting in a pre-tax loss of $7.2 million within restructuring and other expense.

  On May 31, 2021, the Company sold its LPG fuel storage business, located in Poland, to Westport Fuel Systems, Inc. The Company received total consideration of approximately $6.0 million, resulting in a pre-tax loss of $11.0 million within restructuring and other expense.
  During the fourth quarter of fiscal 2021, the Company repurchased a total of 700,000 of its common shares for $46.8 million, at an average purchase price of $66.86.
  On June 8, 2021, the Company acquired certain assets of Shiloh Industries U.S. BlankLight® business, a provider of laser welded solutions, for approximately $105.0 million, subject to closing adjustments. The acquisition includes three facilities that will expand the capacity and capabilities of TWB’s laser welded products business and an additional blanking facility that will support the Company’s core steel processing operations.

  On June 9, 2021, the Company’s consolidated joint venture, WSP, sold the remaining assets of its Canton, Mich., facility for approximately $20.0 million. The Company expects to record a gain of approximately $12.0 million in the first quarter of fiscal 2022 related to the divestiture. WSP continues to operate locations in Jackson and Taylor, Mich.

  On June 10, 2021, the Company announced that its Pressure Cylinders segment was being divided into three new reporting segments: Consumer Products, Building Products and Sustainable Energy Solutions, effective at the start of fiscal year 2022. The three new reporting segments are in addition to the Company’s Steel Processing segment.

  On June 23, 2021, Worthington’s Board of Directors declared a quarterly dividend of $0.28 per share payable on September 29, 2021 to shareholders of record on September 15, 2021.

Outlook

“As we enter our new fiscal year, demand levels and backlogs are quite good across our key end markets. Going forward, we expect results will be positively impacted by our recent acquisitions and actions we have taken to divest underperforming assets,” said Rose.  “Our businesses have solid growth strategies, underpinned by innovation, transformation and M&A, and our new reporting segments will allow our teams to reshape these businesses around larger, more attractive end markets.”

Conference Call

Worthington will review fiscal 2021 fourth quarter results during its quarterly conference call on June 24, 2021, at 9:30 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 53 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 8,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic – and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability and effectiveness of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices ; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or other actions of the environmental protection agency or similar regulators which increase costs or limit the ability to use or sell certain products; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Net sales	$978,319	$611,627	$3,171,429	$3,059,119
Cost of goods sold	752,171	521,737	2,532,351	2,615,782
Gross margin	226,148	89,890	639,078	443,337
Selling, general and administrative expense	99,925	67,816	351,145	328,110
Impairment of goodwill and long-lived assets	-	7,462	13,739	82,690
Restructuring and other expense, net	18,441	8,267	56,097	10,048
Incremental expenses related to Nikola gains	(2,676)	-	50,624	-
Operating income	110,458	6,345	167,473	22,489
Other income (expense):
Miscellaneous income, net	797	783	2,163	9,099
Interest expense	(7,650)	(7,459)	(30,346)	(31,616)
Equity in net income of unconsolidated affiliates	42,386	17,256	123,325	114,848
Gains on investment in Nikola	-	-	655,102	-
Loss on extinguishment of debt	-	-	-	(4,034)
Earnings before income taxes	145,991	16,925	917,717	110,786
Income tax expense	27,449	5,836	176,267	26,342
Net earnings	118,542	11,089	741,450	84,444
Net earnings (loss) attributable to noncontrolling interests	4,987	(5,086)	17,655	5,648
Net earnings attributable to controlling interest	$113,555	$16,175	$723,795	$78,796

Basic
Average common shares outstanding	51,587	54,604	52,701	54,958
Earnings per share attributable to controlling interest	$2.20	$0.30	$13.73	$1.43

Diluted
Average common shares outstanding	52,862	55,206	53,917	55,983
Earnings per share attributable to controlling interest	$2.15	$0.29	$13.42	$1.41

Common shares outstanding at end of period	51,330	54,616	51,330	54,616

Cash dividends declared per share	$0.28	$0.24	$1.03	$0.96

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$640,311	$147,198
Receivables, less allowances of $608 and $1,521 at May 31, 2021
and May 31, 2020, respectively	639,964	341,038
Inventories:
Raw materials	266,208	234,629
Work in process	183,413	76,497
Finished products	115,133	93,975
Total inventories	564,754	405,101
Income taxes receivable	1,958	8,376
Assets held for sale	51,956	12,928
Prepaid expenses and other current assets	69,049	68,538
Total current assets	1,967,992	983,179
Investments in unconsolidated affiliates	233,126	203,329
Operating lease assets	35,101	31,557
Goodwill	351,056	321,434
Other intangible assets, net of accumulated amortization of $80,513 and
$92,774 at May 31, 2021 and May 31, 2020, respectively	240,387	184,416
Other assets	30,566	34,956
Property, plant and equipment:
Land	21,744	24,197
Buildings and improvements	271,196	302,796
Machinery and equipment	1,046,065	1,055,139
Construction in progress	53,903	52,231
Total property, plant and equipment	1,392,908	1,434,363
Less: accumulated depreciation	877,891	861,719
Total property, plant and equipment, net	515,017	572,644
Total assets	$3,373,245	$2,331,515

Liabilities and equity
Current liabilities:
Accounts payable	$567,392	$247,017
Accrued compensation, contributions to employee benefit plans and
related taxes	137,698	64,650
Dividends payable	16,536	14,648
Other accrued items	52,250	49,974
Current operating lease liabilities	9,947	10,851
Income taxes payable	3,620	949
Current maturities of long-term debt	458	149
Total current liabilities	787,901	388,238
Other liabilities	82,824	75,786
Distributions in excess of investment in unconsolidated affiliate	99,669	103,837
Long-term debt	710,031	699,516
Noncurrent operating lease liabilities	27,374	25,763
Deferred income taxes, net	113,751	71,942
Total liabilities	1,821,550	1,365,082
Shareholders' equity - controlling interest	1,398,193	820,821
Noncontrolling interests	153,502	145,612
Total equity	1,551,695	966,433
Total liabilities and equity	$3,373,245	$2,331,515

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Operating activities:
Net earnings	$118,542	$11,089	$741,450	$84,444
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,990	23,125	87,654	92,678
Impairment of goodwill and long-lived assets	-	7,462	13,739	82,690
Provision for (benefit from) deferred income taxes	(4,304)	352	4,822	(1,309)
Bad debt (income) expense	(95)	(4)	(255)	580
Equity in net income of unconsolidated affiliates, net of distributions	(16,881)	27,377	(32,318)	8,106
Net (gain) loss on sale of assets	18,293	180	53,607	(5,057)
Stock-based compensation	4,692	1,883	19,129	11,883
Gains on investment in Nikola	-	-	(655,102)	-
Charitable contribution of Nikola shares	-	-	20,653	-
Loss on extinguishment of debt	-	-	-	4,034
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(112,535)	131,708	(223,254)	147,225
Inventories	(163,149)	(28,781)	(169,740)	62,126
Accounts payable	157,593	(114,337)	315,222	(142,684)
Accrued compensation and employee benefits	27,134	10,862	75,725	(11,878)
Income taxes payable	(33,896)	525	2,671	(215)
Other operating items, net	22,923	9,435	20,376	4,103
Net cash provided by operating activities	40,307	80,876	274,379	336,726

Investing activities:
Investment in property, plant and equipment	(16,857)	(23,729)	(82,178)	(95,503)
Proceeds from sale of Nikola shares	-	-	634,449	-
Acquisitions, net of cash acquired	203	(965)	(129,615)	(30,748)
Proceeds from sale of assets	25,259	718	45,854	10,036
Net cash provided (used) by investing activities	8,605	(23,976)	468,510	(116,215)

Financing activities:
Proceeds from long-term debt, net of issuance costs	-	-	-	101,464
Principal payments on long-term obligations and debt redemption costs	(330)	(102)	(622)	(154,913)
Proceeds from issuance of common shares, net of tax withholdings	4,872	82	6,581	(6,513)
Payments to noncontrolling interests	(2,880)	-	(10,690)	(1,453)
Repurchase of common shares	(46,804)	-	(192,054)	(50,972)
Dividends paid	(12,964)	(13,112)	(52,991)	(53,289)
Net cash used by financing activities	(58,106)	(13,132)	(249,776)	(165,676)

Increase (decrease) in cash and cash equivalents	(9,194)	43,768	493,113	54,835
Cash and cash equivalents at beginning of period	649,505	103,430	147,198	92,363
Cash and cash equivalents at end of period	$640,311	$147,198	$640,311	$147,198

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Volume:
Steel Processing (tons)	1,099,477	795,161	4,066,773	3,830,675
Pressure Cylinders (units)	25,161,866	23,346,466	86,769,147	82,519,829

Net sales:
Steel Processing	$655,177	$328,222	$2,059,397	$1,859,670
Pressure Cylinders	323,142	282,898	1,110,973	1,148,424
Other	-	507	1,059	51,025
Total net sales	$978,319	$611,627	$3,171,429	$3,059,119

Material cost:
Steel Processing	$427,048	$230,076	$1,360,089	$1,339,898
Pressure Cylinders	138,130	123,639	465,917	496,906

Selling, general and administrative expense:
Steel Processing	$48,682	$27,664	$165,382	$136,664
Pressure Cylinders	52,095	40,090	186,398	180,721

Operating income (loss):
Steel Processing	$94,333	$(1,797)	$208,648	$40,564
Pressure Cylinders	12,970	13,498	9,276	38,903
Other	(529)	(6,133)	(1,499)	(54,968)
Segment operating income	106,774	5,568	216,425	24,499
Unallocated corporate and other	1,008	777	1,672	(2,010)
Incremental expenses related to Nikola gains	2,676	-	(50,624)	-
Total operating income	$110,458	$6,345	$167,473	$22,489

Equity income (loss) by unconsolidated affiliate:
WAVE	$24,460	$15,334	$78,869	$101,063
ClarkDietrich	8,365	3,309	24,578	17,225
Serviacero Worthington	8,571	(1,029)	15,965	1,325
ArtiFlex	1,596	(297)	4,475	2,731
Other	(606)	(61)	(562)	(7,496)
Total equity income	$42,386	$17,256	$123,325	$114,848

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Volume (units):
Consumer products	20,646,812	18,926,216	71,399,889	68,596,103
Industrial products	4,515,054	4,419,990	15,368,823	13,921,973
Oil & gas equipment	-	260	435	1,753
Total Pressure Cylinders	25,161,866	23,346,466	86,769,147	82,519,829

Net sales:
Consumer products	$162,723	$125,188	$537,930	$485,990
Industrial products	160,419	138,549	552,093	550,543
Oil & gas equipment	-	19,161	20,950	111,891
Total Pressure Cylinders	$323,142	$282,898	$1,110,973	$1,148,424

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense, net included in operating income by segment.

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$565	$-	$1,839
Pressure Cylinders	-	3,800	13,739	37,153
Other	-	3,097	-	43,698
Total impairment of goodwill and long-lived assets	$-	$7,462	$13,739	$82,690

Restructuring and other expense, net:
Steel Processing	$79	$2,799	$1,883	$3,501
Pressure Cylinders	18,149	4,535	54,155	5,282
Other	213	933	59	1,265
Total restructuring and other expense, net	$18,441	$8,267	$56,097	$10,048

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents adjusted earnings per diluted share and adjusted operating income to assist in the understanding of its results of operations. These represent non-GAAP financial measures and are used by management as measures of operating performance. In general, these measures exclude impairment and restructuring charges, but may also exclude other items that management does not believe reflect the Company’s core operations.

The following provides a reconciliation of adjusted operating income and adjusted earnings per diluted share to the most comparable GAAP measures for the periods presented.

	Three Months Ended May 31, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest[1]	Earnings per Diluted Share
GAAP	$110,458	$145,991	$27,449	$113,555	$2.15
Restructuring and other expense, net	18,441	18,441	(7,413)	10,998	0.20
Incremental expenses related to Nikola gains	(2,676)	(2,676)	1,544	(1,132)	(0.02)
Non-GAAP	$126,223	$161,756	$33,318	$123,421	$2.33

	Three Months Ended May 31, 2020
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest[1]	Earnings per Diluted Share
GAAP	$6,345	$16,925	$5,836	$16,175	$0.29
Impairment of long-lived assets	7,462	7,462	(1,865)	5,406	0.10
Restructuring and other expense, net	8,267	8,267	(2,134)	5,615	0.10
Non-GAAP	$22,074	$32,654	$9,835	$27,196	$0.49

Change	$104,149	$129,102	$23,483	$96,225	$1.84

[1] Excludes the impact of the noncontrolling interest.

The following provides a reconciliation of adjusted operating income to the most comparable GAAP measure for the Company’s Pressure Cylinders segment for the periods presented.

	Three Months Ended
	May 31, 2021	May 31, 2020
Operating income	$12,970	$13,498
Impairment of long-lived assets	-	3,800
Restructuring and other expense, net	18,149	4,535
Adjusted operating income	$31,119	$21,833

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS
AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com